Exhibit 4.7

Addendum No. 1

to the lease agreement dated	15 January 2013
Property	Falknerstrasse 2/4, 4001 Basel
Office space on the 3rd floor / Ref. No. 21003.01.430010
between	Assetimmo Immobilien Anlagestiftung, Zurich	“Lessor”
represented by	PRIVERA AG,	“Agent”
Mühlematt Shopping
Mühlemattstrasse 22
4104 Oberwil
and	Auris Medical AG	“Lessee”
Falknerstrasse 2/4
4001 Basel
Regarding	Termination of lease
as of 31 December 2016

By way of amendment to the Lease Agreement, the following is agreed:

1.	Termination of lease

The existing/current lease based on the lease agreement dated 15 January 2013 between the abovementioned Parties is terminated by mutual agreement as of 31 December 2016.

2.	Special provisions

This Addendum No. 1 does not become legally valid unless and until Scope Solutions AG signs a lease agreement for a lease commencing as of 1 January 2017 for the abovementioned office space as the subsequent tenant.

3.	Further contractual provisions

In all other respects, the provisions of the lease agreement of 15 January 2013 apply.

4.	Official copies of Agreement

The present Addendum No. 1 is issued and signed in two counterparts with the same wording, with the Lessee and the Lessor each receiving one counterpart thereof.

Oberwil, 1 December 2016 / PKUM

For the Lessor: The Agent		The Lessee
PRIVERA AG		Auris Medical AG

[signature]	[signature]	[signature]
Anne Sabine Zoller
General Counsel

PRIVERA AG

Management	HOA	Center Management
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